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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE:

AUGUST 7, 2001

      GLOBAL ELECTION SYSTEMS INC. - ANNOUNCES BRIAN W. COURTNEY APPOINTED
                            CHIEF EXECUTIVE OFFICER

MCKINNEY, Texas--(BUSINESS WIRE)--Aug. 7, 2001--The Board of Directors of Global Election Systems Inc. (AMEX: GLE - news; TSE: GSM - news) a leading supplier of high tech voting solutions, is pleased to announce the appointment of Brian W. Courtney as Chief Executive Officer. Mr. Courtney has served as a Director of Global Elections since July 2000. The founder and President of Oracle Canada from 1985 to 1991, Mr. Courtney was subsequently appointed Vice-President of Oracle Corporation (USA), responsible for Latin America, Canada and Mexico.

During a 17-year tenure with Xerox, he held a number of senior positions including Manager of Major Accounts (Western Europe) and Manager of Marketing Planning (Canada). Mr. Courtney holds a Bachelor of Commerce Degree from the University of Manitoba, and currently services as Chairman and Chief Executive Officer of Patent Enforcement and Royalties Ltd., a company investing in intellectual property with an emphasis on patents relating to computer applications, software and the Internet.

About Global Election Systems Inc.

Global is an industry leader in the election equipment marketplace with over 850 jurisdictions in North America utilizing its AccuVote(TM) (optical scan) or AccuVote(TM)-TS (touch screen) voting systems.

This release includes statements which predict or forecast future events, depend on future events for their accuracy or embody assumptions which may prove to have been inaccurate. Such forward-looking statements include, but are not limited to, expectations that the announced business transaction will be consummated and expectations that such transaction, if it occurs, will result in strategic benefits. Global cautions that these forward-looking statements, and Global's business and prospects, are subject to a number of factors which could cause actual results to differ materially, including: the timely receipt of necessary shareholder, regulatory and other consents and approvals which could be delayed for a variety of reasons related or not related to the transaction itself; fulfillment of all closing conditions to be specified in the transaction documents; potential adverse effects of the changing industry environment; and delays in the normal purchasing cycles and the resultant negative impact on Global's sales and revenues. Certain factors which may materially affect the transaction described in this release or Global's business, prospects and results are described in Global's periodic reports available


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from the Securities and Exchange Commission, including Global's Form 10-K for fiscal year 2000 and subsequent reports on Forms 10-Q and 8-K.

FOR FURTHER INFORMATION PLEASE REFER TO GLOBAL'S WEBSITE www.globalelection.com

If you wish to receive Global Election Systems Inc.'s news releases via email, please contact Bonnie Merritt at bonnie@gesn.com.

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

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Contact:

     Global Election Systems Inc.
     Clinton H. Rickards(IR), 604/538-1206
     Fax: 604/538-8424
     chr@maldima.com

         or

     Larry Ensminger, 972/542-6000
     Fax: 972/542-6044
     larry@gesn.com